                                                                                                  Exhibit 11.1
                                             CYANOTECH CORPORATION
                                       COMPUTATION OF EARNINGS PER SHARE
                                Fiscal years ended March 31, 2000, 1999 and 1998


                                                                2000                  1999                 1998
                                                         ------------------    ------------------     ------------------
BASIC LOSS PER SHARE
Net loss                                                   $    (4,485,000)      $    (2,557,000)       $      (300,000)
Requirement for Preferred Stock dividends                         (237,000)             (238,000)              (289,000)
                                                         ------------------    ------------------     ------------------
Net loss available to Common stockholders                  $    (4,722,000)      $    (2,795,000)       $      (589,000)
                                                         ==================    ==================     ==================

Weighted average Common Shares outstanding                      13,775,000            13,602,000             12,909,000
                                                         ==================    ==================     ==================

Net loss per Common Share                                  $         (0.34)      $         (0.21)       $         (0.05)
                                                         ==================    ==================     ==================

DILUTED LOSS PER SHARE
Net loss available to Common stockholders                  $    (4,722,000)      $    (2,795,000)      $       (589,000)
                                                         ==================    ==================     ==================

Weighted average Common Shares outstanding                      13,775,000            13,602,000             12,909,000
Effect of dilutive securities
     Stock Options and Warrants                                         --                    --                     --
     Convertible Preferred Stock                                        --                    --                     --
                                                         ------------------    ------------------     ------------------
Weighted average Common Shares outstanding,
    as adjusted                                                 13,775,000            13,602,000             12,909,000
                                                         ==================    ==================     ==================

Net loss per Common Share (1)                              $         (0.34)       $        (0.21)      $          (0.05)
                                                         ==================    ==================     ==================

(1) For the years ended March 31, 2000, 1999 and 1998, warrants and options to purchase Common Stock shares of the Company and convertible preferred stock were outstanding, but were not included in the 2000, 1999 and 1998 computation of Diluted net loss per common share because the inclusion of these securities would have had an antidilutive effect on the net loss per common share.